Exhibit 10.8.3.2

APPENDIX A

FORM OF AWARD GRANT AGREEMENT

(Leveraged Share Purchase Program)

THIS AGREEMENT, made as of this [                ] day of [                ], [                ] between LVB Acquisition, Inc. (the “Company”) and [                    ] (the “Participant”). All capitalized terms used but not defined herein shall have the meanings given to such terms in the Addendum (as defined below) or, if used but not defined in the Addendum, in the LVB Acquisition, Inc. Management Equity Incentive Plan (as amended through the date hereof, including the Addendum, the “Plan”).

WHEREAS, the Company has adopted and maintains the Plan to promote the interests of the Company and its Affiliates and stockholders by providing the Company’s key employees and others with an appropriate incentive to encourage them to continue in the employ of and provide services for the Company or its Affiliates and to improve the growth and profitability of the Company; and

WHEREAS, pursuant to the Leveraged Share Purchase Program set forth as Addendum I to the Plan (the “Addendum”), the Board of Directors of the Company (the “Board”) has determined to Grant to the Participant an Award;

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Grant of Award. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant an award (the “Award”) with respect to [                ] shares of Common Stock of the Company. Fifty percent (50%) of the Award (representing the right to purchase [                ] Leveraged Shares) will be a Time Based Award, twenty-five percent (25%) of the Award (representing the right to purchase [                ] Leveraged Shares) will be a Hurdle Award and twenty-five percent (25%) of the Award (representing the right to purchase [                ] Leveraged Shares) will be a Performance Based Award.

2. Associated Loan. The Company hereby extends a non-recourse loan to the Participant in the amount of $[        ], the proceeds of which shall not be paid to the Participant in cash, but shall be automatically applied to purchase, on the Participant’s behalf and in accordance with Section D(4) of the Addendum, the total number of Leveraged Shares underlying the Award (as set forth in Section 1 above). The portion of the Associated Loans that is applied to purchase the Leveraged Shares underlying Participant’s Hurdle Award ($[        ]) shall accrue interest at the Hurdle Award Interest Rate, which rate shall be compounded annually on July 11. The remainder of the Associated Loan shall be interest-free.

3. Grant Date. The Grant Date of the Award is [            ].

4. Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Addendum, or if not defined therein, the meaning given to such terms in the Plan.

5. Share Purchase Price. The Share Purchase Price of each Leveraged Share of Common Stock hereby granted is $10.00.

6. Vesting Date. Leveraged Shares shall Vest as follows:

a. With respect to the portion of the Award that is a Time Based Award, twenty percent (20%) of such Time Based Award shall Vest on [            ] in each of calendar years [            ], [            ], [            ], [            ], and [            ];

b. With respect to the portion of the Award that is a Hurdle Award, twenty percent (20%) of such Hurdle Award shall Vest, and interest on the Associated Loan shall accrue at the Hurdle Award Interest Rate, on [            ] in each of calendar years [            ], [            ], [            ], [            ], and [            ]; and

c. With respect to the portion of the Option that is a Performance Based Award, twenty percent (20%) of such Performance Based Option shall vest on [            ] in each of calendar years [            ], [            ], [            ], [            ] and [            ] if, as of the end of the Company’s most recent fiscal year ending prior to such Vesting Date, the Company had achieved the EBITDA target set forth below for such fiscal year:

	[Year 1]	[Year 2]	[Year 3]	[Year 4]	[Year 5]
Revenues
EBITDA %
EBITDA

subject in each case to the Participant’s continued Employment on each such Vesting Date.

7. Pledge of Shares. As collateral security for the full and timely payment of all amounts due with respect to the Associated Loan, the Participant shall pledge and grant to the Company a first priority continuing security interest and lien in and right of setoff against all of the Participant’s right, title and interest in the Leveraged Shares, any rights relating thereto and any proceeds therefrom (the “Security Interest”). The Participant further agrees to execute or cause to be executed such documents and to take or cause to be taken such other actions, if any, as are required to create for the Company a first priority perfected security interest in the Security Interest. Participant has to date not taken any action to, and shall not, sell, assign, transfer or otherwise dispose of, or grant any Leveraged Shares with respect to, or pledge or otherwise encumber (except pursuant to the Plan and this Award Grant Agreement) the Security Interest without the written consent of the Company. The Company shall have all the rights and remedies of a secured party under the Uniform Commercial Code as in effect from time to time in the State of New York. Except for the Company’s rights pursuant to the Security Interest, the Loan granted to the Participant in connection with his or her Award shall be non-recourse to the Participant.

8. Forfeiture of Leveraged Shares. All Leveraged Shares, whether or not Vested, shall be forfeited by the Participant on the earlier to occur of (x) the first date on which both (i) the Company is or becomes subject to the prohibition on loans to directors and executive officers set forth in Section 13(k) of the Exchange Act (or any successor statute) and (ii) the Participant is or becomes an Executive Officer or (y) the tenth anniversary of the Grant Date of the Award pursuant to which such shares were purchased, unless such shares are forfeited earlier as provided below. The Participant’s Leveraged Shares which have not yet Vested shall be forfeited by the Participant on the date his or her Employment is terminated for any reason. The Participant’s Leveraged Shares which have Vested on or before the date his or her Employment is terminated shall be forfeited by the Participant on the earliest to occur of (i) the commencement of business on the date the Participant’s Employment is terminated for Cause; (ii) 30 days following the date the Participant resigns from Employment without Good Reason, (iii) 90 days after the date the Participant’s Employment is terminated by the Company for any reason other than Cause, death, Disability or the Participant’s resignation from Employment with Good Reason; (iv) one year after the date the Participant’s Employment is terminated by reason of death or Disability; or (iv) the tenth anniversary of the Grant Date of the Award(s) pursuant to which such Leveraged Shares were purchased. For the avoidance of doubt, any Vested Leveraged Shares held by a Permitted Transferee on account of the death of the Participant shall be forfeited by such Permitted Transferee one year after the date the deceased Participant’s Employment terminated by reason of death, unless otherwise provided in the applicable Award Grant Agreement, and any Leveraged Shares that have been transferred to a Permitted Transferee during the lifetime of the Participant shall be forfeited by the Participant in connection with the Participant’s termination of Employment at the time set forth under this Section (8) as if the Leveraged Shares were held directly by the Participant. For the avoidance of doubt, the forfeiture provisions of this Section (8) shall apply only with respect to Leveraged Shares and not with respect to Restricted Shares or Released Shares.

9. Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action. No provision of this Agreement shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code; provided that the Company shall use commercially reasonable efforts to put the Participants in the same position in which they would have been but for the application of this Paragraph 7.

10. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

11. Limitation on Transfer. All Leveraged Shares shall be purchasable only by the Participant or the Participant’s Permitted Transferee(s), as determined in accordance with the terms of the Plan (including without limitation the requirement that the Participant obtain the prior written approval by the Board of any proposed Transfer to a Permitted Transferee during the lifetime of the Participant). Each Permitted Transferee shall be subject to all the restrictions, obligations, and responsibilities as apply to the Participant under the Plan and this Award Grant Agreement and shall be entitled to all the rights of the Participant under the Plan and this Award Grant Agreement, provided that in respect of any Permitted Transferee which is a trust or custodianship, the Leveraged Shares shall Vest and/or expire based on the Employment and termination of Employment of the Participant. All shares of Common Stock obtained pursuant to the Award granted herein shall not be transferred except as provided in the Management Stockholders’ Agreement.

12. Restrictive Covenants.

a. Confidentiality and Trade Secrets. By accepting an Award under the Plan, Participant agrees to hold in strict confidence any proprietary or Confidential Information related to the Company and its Affiliates. For purposes of this Agreement, the term “Confidential Information” shall mean all information of the Company or any of its Affiliates (in whatever form) which is not generally known to the public, including without limitation any inventions, processes, methods of distribution, customer lists, customers’ secrets or Trade Secrets. For purposes of this Agreement, “Trade Secrets” shall mean all Confidential Information, including, without limitation, formulae, patterns, compilations, programs, devices, methods, techniques, or processes, from which the Company or any of its Affiliates derives independent economic value, actual or potential, because such information is not generally known to, or readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use and which the Company and its Affiliates make reasonable efforts to maintain secret.

b. Non-Competition. Participant agrees that the Company would likely suffer significant and irreparable harm from Participant’s competing with the Company or any of its Subsidiaries during the Participant’s Employment and for some period of time thereafter. Accordingly, by accepting an Award under the Plan, Participant agrees that he or she will not, during Participant’s Employment and for a period of 12 months following termination of his or her Employment, directly or indirectly perform Competitive Services (as defined below) for any person, firm, partnership, corporation, or other entity which develops, manufactures, markets, distributes, or sells products materially similar to or competitive with those products developed, manufactured, marketed, distributed, or sold by the Company or any of its Subsidiaries or included in the business plans of the Company or any of its Subsidiaries during the term of Participant’s Employment (any such person, firm, partnership, corporation, or other entity, a “Competitor”). For purposes of this Agreement, “Competitive Services” means services provided to a Competitor: (A) which are substantially similar to those provided by Participant to the Company or any of its

Subsidiaries during his or her employment with the Company or any of its Subsidiaries; (B) where Participant’s direct or indirect use or disclosure of the Company’s or any of its Affiliates’ Confidential Information or Trade Secrets to or on behalf of the Competitor would provide the Competitor with a competitive advantage; (C) where it is likely that as part of Participant’s capacity he or she would inevitably use or disclose any of the Company’s or any of its Affiliates’ Confidential Information or Trade Secrets; (D) where Participant solicits, attempts to solicit, or engages in discussions or other communications with any past, present or potential customer of the Company or any of its Subsidiaries with whom Participant communicated or had any interaction during the preceding eighteen (18) months with the purpose or intent of promoting, marketing, selling, or obtaining orders for any Competing Product; or (E) where Participant interferes adversely with any past, present, or prospective business relationships between the Company or any of its Subsidiaries and any of their respective customers, potential customers, suppliers, distributors, agents, sales representatives, employees, independent contractors, or other persons or entities with which the Company or any of its Subsidiaries conducts business. For purposes of this Agreement, “Competing Product” means any orthopedic product sold or intended to be sold by the Company or any of its Subsidiaries and with which the Participant worked or was otherwise involved during the last two (2) years of Participant’s Employment.

c. Non-Solicitation. Participant agrees that the Company would likely suffer significant and irreparable harm from Participant’s solicitation of employees, distributors, distributors’ sales representatives, sales representatives, customers, suppliers or vendors of the Company or any of its Subsidiaries during the Participants’ Employment and for some period of time thereafter. Accordingly, by accepting an Award under the Plan, Participant agrees that he or she will not, during Participant’s Employment and for a period of 12 months following termination of his or her Employment, whether on his or her own behalf or on behalf of any other Person, either directly or indirectly (i) hire, solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice any person who is then employed by or otherwise engaged to perform services for the Company or any of its Subsidiaries to leave that employment or cease performing those services, (ii) solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice any Person who is a past or current customer, supplier, or vendor of the Company or any of its Subsidiaries to cease being a customer, supplier, or vendor of the Company or any of its Subsidiaries or to divert all or any part of such Person’s business from the Company or any of its Subsidiaries or (iii) solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice any distributor, sales representative or associate of the Company or any of its Subsidiaries to terminate their relationship or association with the Company or any of its Subsidiaries or distributors, or do any act which may result in the impairment of the relationship between the Company or any of its Subsidiaries and their respective agents, employees, consultants, representatives or distributors.

d. Company’s Remedies for Violation of Non-Competition or Non-Solicitation Covenant. In the event that either the Participant’s Employment with the Company is terminated for Cause or the Participant violates any of the restrictive covenants set forth in Section 12(a), Section 12(b) or Section 12(c):

(i) all Leveraged Shares, whether or not Vested, shall be immediately forfeited as of the commencement of business on the date on which the Participant’s Employment is terminated for Cause or the first date on which such violation occurs;

(ii) in either case prior to the Agreement Termination Date, the Company (or its designated assignee) shall have (A) the call rights with respect to shares of Common Stock held by the Participant that are set forth in Section 3(b)(ii)(A) of the Management Stockholders’ Agreement and (B) the right to receive from the Participant the payments described in Section 3(b)(v) of the Management Stockholders’ Agreement (if any), provided that references in the Management Stockholders’ Agreement to (x) the exercise of an “Option” shall be deemed to refer to payment of the Repayment Amount with respect to a Leveraged Share, (y) an “Option Share” shall be deemed to refer to a Released Share and (z) the “Exercise Price” paid to acquire a share shall be deemed to refer to the Repayment Amount paid with respect to such share; and

(iii) in either case following the Agreement Termination Date, in addition to all other rights and remedies the Company may have, the Participant shall be obligated, in respect of any share of Common Stock that became a Released Share in accordance with the Addendum at any time following, or within one year prior to, the date of termination of his or her Employment, to pay to the Company as liquidated damages an amount equal to (a) the Fair Market Value of such share on the date the Participant paid the Repayment Amount with respect to such share minus (B) the Repayment Amount paid by the Participant with respect to such share.

e. Remedies. Except as provided in Section 12(f), the Company’s sole recourse under the Plan against the Participant for any violation by the Participant of any of the restrictive covenants set forth in Section 12(b) or Section 12(c) shall be the rights and remedies described in Section 12(d). The Company’s rights under Section 12(d) shall be in addition to, and shall not in any way prejudice the Company with respect to, any other rights and remedies the Company may have in the event of any violation by the Participant of the restrictive covenants set forth in Section 12(a).

f. Payment for Compliance with Non-Competition and Non-Solicitation Covenants.

(i) The Participant hereby agrees that, if he or she resigns from or otherwise terminates his or her Employment with the Company without Good Reason or his or her Employment is terminated for Cause, (i) the Company shall have the right (which it may exercise or not exercise in its sole discretion in accordance with Section 12(f)(ii) hereof) to (A) continue paying the Participant his or her base salary (as in effect on the date of termination of the Participant’s Employment), in accordance with the Company’s normal payroll practices, for a period not to exceed twelve (12) months following the date of termination of the Participant’s Employment (the “Salary Continuation Period”) and (B) pay the Participant an amount equal to the product of (x) the lesser of the annual bonus the Participant received for the year immediately preceding the year in which the Participant’s employment is terminated (if any) or the Participant’s target annual bonus for the year in which the Participant’s employment is terminated (if any) and (y) a fraction, the numerator of which is the number of whole calendar months in the Salary Continuation Period and the denominator of which is twelve (12), which amount shall be paid in installments over the course of the Salary Continuation Period in accordance with the Company’s normal payroll practices (such salary and bonus payments, the Participant’s “Non-Compete Compensation”) and (ii) during the Salary Continuation Period (if any), the Participant shall be bound by, and shall comply with the provisions of, Section 12(b)

and Section 12(c) hereof. The Company’s rights under this Section 12(f) shall be in addition to, and shall not in any way prejudice the Company with respect to, its rights under Section 12(d) hereof. For the avoidance of doubt, the Participant shall remain bound by the provisions of Section 12(a) hereof regardless of whether or not the Company exercises its rights under this Section 12(f).

(ii) In the event that a Participant’s Employment is terminated by the Participant or the Company as described in Section 12(f)(i) hereof, the Company automatically shall be deemed to exercise its rights under this Section 12(f) and the Salary Continuation Period for such Participant shall be deemed to be twelve (12) months following the date of termination of the Participant’s Employment, unless the Company notifies the Participant, within thirty (30) business days following the effective date of termination of the Participant’s Employment, either that it will not exercise its rights under this Section 12(f) or that the length of the Salary Continuation Period for such Participant shall be less than twelve (12) months.

(iii) The Company in its sole discretion may elect, at any time during the Salary Continuation Period, to discontinue the Salary Continuation Period by notifying the Participant in writing at least thirty (30) business days prior to the date on which the Salary Continuation Period will terminate. If the Company elects to discontinue the Salary Continuation Period as described in the preceding sentence, then the Participant shall cease to be bound by the provisions of Section 12(b) and Section 12(c) hereof as of the date on which the Salary Continuation Period terminates.

(iv) Notwithstanding anything in the Plan to the contrary, in the event that the Participant violates any provision of Section 12(b) or Section 12(c) during the Salary Continuation Period, (i) the Company shall immediately cease paying the Participant the Non-Compete Compensation and (ii) the Participant shall nonetheless remain bound by the provisions of Section 12(b) and Section 12(c) hereof for the remainder of the period during which he or she would have been bound by such obligations if no such violation had occurred.

g. The restrictive covenants set forth in Sections 12(a), 12(b) and 12(c) hereof shall be in addition to, and nothing in this Section 12 (including, without limitation, the Company’s rights under Section 12(f) hereof and any election by the Company to exercise or not exercise such rights) shall in any way prejudice the Company’s rights with respect to, any restrictive covenants and confidentiality obligations (or similar restrictions and obligations) in favor of the Company which are applicable to the Participant by law, in equity, or under any other plan, program, agreement or arrangement with the Company (including, without limitation, the Participant’s common law obligations with respect to the Company’s confidential information).

h. The Participant recognizes that a breach or threatened breach of the restrictive covenants set forth in Sections 12(a), 12(b) and 12(c) hereof may give rise to irreparable injury to the Company, inadequately compensable in damages. Accordingly, the Participant agrees that in the event of a breach or threatened breach of the restrictive covenants set forth in Section 12(a) hereof or, during the Salary Continuation Period (if any), Section 12(b) or Section 12(c) hereof, the Company may seek and obtain injunctive relief, temporary, preliminary or permanent, against such breach or threatened breach, in addition to recovering any monetary damages from the Participant. The Participant further agrees and acknowledges that greater injury would likely result by refusing the Company or its successors or assigns injunctive relief than by granting such injunctive relief. The Participant hereby waives any right to require the Company to obtain a bond in connection with any such injunctive proceedings. The Company shall also be entitled to recover from the Participant its reasonable attorneys’ fees and costs of any action that it successfully brings against the Participant for any breach or threatened breach described in this Section 12(h).

i. The restrictive covenants set forth in this Section 12 shall be binding upon, and shall inure to the benefit of, the Company, its Affiliates and their respective successors and assigns. By accepting an Award under the Plan, the Participant agrees that the Company shall have the right to assign any or all of its rights hereunder to any successor in interest, whether by merger, consolidation, sale of assets, public offering, or otherwise.

j. Notwithstanding anything to the contrary in the Plan, the construction, enforceability and interpretation of this Section 12 shall be governed by the laws of the state in which the Participant’s employer operates its principal place of business. Except as expressly provided herein, the failure of the Company to insist upon performance of any of the provisions of this Section 12 or to pursue its rights hereunder shall not be construed as a waiver of any such provisions or the relinquishment of any such rights. The Participant further agrees that any legal action relating to this Section 12 shall be commenced and maintained exclusively before any appropriate venue located in the local, county or federal court in which the Participant’s employer operates its principal place of business. Participants hereby submit to the jurisdiction of such courts and waive any right to challenge or otherwise object to personal jurisdiction or venue, in any action commenced or maintained in such courts.

13. Integration. This Agreement, and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. The Participant hereby acknowledges that this Agreement, the Plan and the Management Stockholders’ Agreement supersede all prior agreements and understandings between the parties with respect to the subject matter of this Agreement, including without limitation, any provision in such prior agreement or understanding, including without limitation any change of control agreement, that provides for the acceleration or waiver of any time periods, conditions or contingencies relating to the exercise or realization of, or lapse of restrictions under, any outstanding equity award held by the Participant.

14. [Change in Control Agreement. The Participant hereby agrees that the Term (as that term is defined in the change in control agreement entered into between the Participant and Biomet, Inc. as of September 20, 2006 (the “Change in Control Agreement”)) of the Change in Control Agreement shall terminate on July 11, 2009, that the Change in Control Agreement shall cease to have any force and effect with respect to any termination of Employment that occurs on or after July 11, 2009, and that such Term shall not be affected by any change in control that may occur after the date hereof and prior to July 11, 2009. The Participant further agrees that, effective as of the date hereof, the Change in Control Agreement shall be amended as follows: (a) the definition of “Post-CIC Good Reason” therein shall be stricken therefrom and shall be replaced with the definition of “Good Reason” set forth in the Plan and (b) all references therein to the term “Post-CIC Good Reason” shall be stricken therefrom and shall be replaced with the term “Good Reason,” provided that, solely for purposes of the Change in Control Agreement, a termination of Participant’s Employment by reason of the Participant’s death shall constitute Good Reason. For the avoidance of doubt, except as modified by this Section 14 and Section 13 above, the Change in Control Agreement shall remain in full force and effect in accordance with its terms.]1

15. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

16. Governing Law. Except as expressly provided in Section 10(j) hereof, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to the provisions governing conflict of laws.

17. Participant Acknowledgment. The Participant hereby acknowledges receipt of a copy of the Plan, including the Addendum. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Board in respect of the Plan, this Agreement and the Award shall be final and conclusive. The Participant further acknowledges that, prior to the Agreement Termination Date, no Leveraged Shares may be purchased pursuant to an Award under the Addendum until the Participant has executed the Management Stockholders’ Agreement, and the Participant hereby agrees to be bound thereby.

[Signature page follows]

[1]	To be included for individuals (if any) who are currently party to an effective change in control agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his own behalf, thereby representing that he has carefully read and understands, and agrees to be bound by, this Agreement, the Plan and the Management Stockholders’ Agreement as of the day and year first written above.

LVB Acquisition, Inc.	Participant

By:	Name:
Title:	Date:

10